Exhibit 10.126

August 20, 2009

Ms. Danna Rabin

Dear Danna:

This letter confirms our offer to you for the position of Vice President of Sales Operations within Comverse, Inc. (hereinafter “Comverse” or “Company”). This position will be based New York, NY reporting to Urban Gillstrom, Senior Vice President of Global Sales. Although the offered employment in the United States is for a two (2)-year assignment, during which time you will be working pursuant to an approved United States work visa, your employment with the Company during this time will be “at will.” Consequently, you are free to resign at any time with or without notice to Comverse and Comverse may terminate your employment at any time with or without cause or notice to you. For additional details regarding the offered employment in the United States, please see the Employment, Non-Disclosure and Non-Competition Agreement, which is being provided to you along with this offer letter and which must be signed and returned by you before you commence work for Comverse in the United States. As your assignment term nears its conclusion, Comverse will review and make a determination as to whether your United States assignment will be extended.

Start Date

Your start date in the offered position of Vice President of Sales Operations will be August 24, 2009. After your acceptance of this offer and as soon as you are able upon obtaining valid United States work authorization, you will be expected to relocate to New York, NY from your current location.

Compensation

Your initial base salary for this exempt position will be $6923.08US bi-weekly, which is equivalent to $l80,000.00US per year and which will go into effect upon your relocation to the United States. The housing allowance you will receive as part of your relocation package (explained and summarized in the addendum to this offer letter) will also go into effect upon your relocation to the United States.

In addition to your base salary, you will be eligible to participate in the Comverse Incentive Compensation Plan which may result in additional bonus compensation to you, as described in that Plan. Your eligibility start date and other details covering this Plan will be outlined for you shortly after the start of your employment.

Medical and Other Benefits

You will be eligible to enroll in those Company benefits offered to other employees in equivalent position, which currently include:

•	Medical insurance, dental insurance and vision coverage

•	Life, accident, short-term and long-term disability insurance

•	401(K)

•	Dependent and health care flexible spending accounts

Comverse, Inc.

200 Quannapowitt Parkway * Wakefield, Massachusetts 01880

Telephone: 1+781-224-9000

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Company holidays, paid time off, and illness/personal days. You will receive seventeen (17) paid working days off per year consistent with Comverse’s Paid Time Off (PTO) Policy. A maximum of eighty (80) hours accrued, unused PTO may be carried over into the next calendar year. You will also accrue seven (7) days per year to use for illness/personal time.

The benefits listed above and Comverse’s employment practices and policies may be changed by Comverse from time to time. Eligibility to participate in certain benefits is governed by applicable plan documents. Details regarding these benefits will be provided during your new hire orientation, which will be provided to you upon your acceptance and start of employment in the United States. At 1:00PM EST each Monday, new hire orientation will be conducted from the Wakefield, MA office of Comverse. If you are then present in Wakefield, please proceed to the main entrance lobby prior to 1:00 pm and an HR representative will greet you. If you then are located outside of Wakefield, we will host orientation at via a web conferencing tool. Please check your email for access instructions. Please bring originals of all signed documents with you to orientation if you have not already mailed them.

United States Employment Eligibility Verification

In compliance with the Immigration Reform and Control Act of 1986 (“IRCA”), during your new hire orientation and within the first three (3) days of your paid employment in the United States, you will be required to complete a Form I-9 Employment Eligibility Verification and present unexpired, qualifying documents establishing your employment eligibility in the United States. Please be advised that noncompliance with this legal requirement and process imposed by IRCA in a timely manner can result in a suspension of your employment in the United States.

Relocation to the United States

In addition to the benefits listed above, upon your acceptance of this offer, you will also receive relocation services to facilitate your move to the United States from your current location. Furthermore, you will also receive repatriation services to facilitate your return to your home country at the conclusion of your temporary assignment in the United States. A comprehensive explanation and summary of the relocation and repatriation benefits which are offered to you are set forth in the attached ADDENDUM, which is hereby incorporated by reference into this offer letter.

Notice of Assignment End

As stated above, your employment with Comverse in the United States will be “at will”, which means that either you or Comverse may terminate the employment relationship at any time with or without cause or notice to you. However, if Comverse decides to terminate your assignment without cause in the United States prior to the end of your two (2)-year assignment period, Comverse will provide you with three (3) months’ notice period in order that you and your family members can prepare for your return to your home country. If your employment is terminated for-cause (as this term is defined in your signed Employment, Non-Disclosure and Non-Competition Agreement), then no notice period will be provided to you.

Governing Law

Neither this offer letter, the Employment, Non-Disclosure and Non-Competition Agreement, nor the content of any discussions with Comverse constitutes a contract of employment for any specified duration

Comverse, Inc.

200 Quannapowitt Parkway * Wakefield, Massachusetts 01880

Telephone: 1+781-224-9000

or a guarantee of any level of benefits or compensation. You should not rely upon any other prior agreements, statements, communications, or representation, written or oral, in accepting this offer. It is understood and agreed that this letter and the Employment, Non-Disclosure and Non-Competition Agreement constitute the entire agreement between Comverse and you with respect to your employment by the Company. This offer cannot be modified or amended unless such a change is made in writing and signed by an authorized Comverse representative. In the case of a conflict between the provisions of this letter and the Employment, Non-Disclosure and Non-Competition Agreement, the provisions of the Employment, Non-Disclosure and Non-Competition Agreement shall control. The interpretation of this letter and any dispute hereunder is subject to the laws of the Commonwealth of Massachusetts, USA. The parties agree that any such dispute shall be resolved in the Commonwealth of Massachusetts.

If you are in acceptance of this offer, please sign and date this offer letter where indicated below, initial and date each page of the attached Addendum and sign and date the Employment, Non-Disclosure and Non-Competition Agreement. Once all documents have been fully executed by you, please return both original documents to the attention of the Employment Department at Comverse, Inc., Attention: Employment Department, 200 Quannapowitt Parkway, Wakefield, MA 01880. Please keep a copy of all of these documents for your files.

We look forward to welcoming you as part of our Comverse organization in the United States. The opportunities for personal and professional growth are great and we believe your contributions will greatly increase our likelihood of continued success.

This offer will remain in effect until 5:00 PM US EST on August 24, 2009.

Sincerely,

/s/ Rebecca L. Smith
Rebecca L. Smith
VP- Americas HR Services
Comverse, Inc.

AGREED AND ACCEPTED:

/s/ Danna Rabin
Danna Rabin

8/23/2009
Date:

Comverse, Inc.

200 Quannapowitt Parkway * Wakefield, Massachusetts 01880

Telephone: 1+781-224-9000

ADDENDUM

Relocation to the United States

You will be eligible for the relocation services and benefits outlined within this addendum, in accordance with Comverse’s relocation programs, policies and practices in effect at the time of this offer. Subject to the terms and conditions explained in this addendum, Comverse will cover the costs associated with the following relocation services to the United States for you and any of your qualifying, accompanying family members (limited to legal spouse, spousal equivalent and unmarried, dependent children up to their 19th birthday).

Any services not specifically provided below will not be part of the relocation package offered to you. If any of the below-listed relocation services are not required by you, you will not be permitted to exchange the unneeded services for cash allowance or any other service not provided within the terms of this offer letter.

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Comverse agrees to secure temporary United States work authorization and agrees to pay the legal fees and governmental filing fees incurred in connection with this process. Comverse also will pay such fees to obtain the dependent visa(s) for any of your immediate, qualifying and accompanying family members.

Any request for Comverse sponsorship of United States lawful permanent residence will be considered at the complete discretion of Comverse and in accordance with Comverse’s United States Immigration Policy in effect at the time of the request.

•	One (1)-way, coach-class airfare to the new work location for you and your qualifying family members, who will accompany you on your relocation to the United States.

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One (1) preliminary house-hunting trip to your new work location in the United States for you and your spouse, inclusive of round-trip, coach-class airfare, temporary accommodations at a company-approved hotel, mid-sized rental car and per diem for 4 nights/5 days.

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One (1)-time tax consultation to be provided by a company-approved accounting firm regarding the tax consequences as a result of your departure from your home country and the tax consequences as a result of your temporary assignment in the United States. Additionally, for each calendar year you are on temporary assignment in the United States, you will be provided with reimbursement of up to $700 (seven hundred U.S. dollars) per year for preparation of your personal United States (federal) and state income tax filings by a certified public accountant.

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One (1) twenty feet (20’) shipment container to transport your household items by sea/surface freight to your new location (door-to-door, inclusive of packing and insurance of goods). Arrangements for the movement of household goods will be provided by a company-approved shipment vendor.

Comverse, Inc.

200 Quannapowitt Parkway * Wakefield, Massachusetts 01880

Telephone: 1+781-224-9000

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Localization/destination services including home-finding services in the United States for 1 to 2 days by a company-approved vendor. If the residence secured is leased premises, the Company will pay for the real estate agent’s finder’s fee, defined as the one-time charge for the real estate agent’s professional services in locating the residence, exclusive of security deposits and any and all other fees charged by the lessor of the premises to lease the residence.

Receipts-driven reimbursement for relocation expenses up to $13,000.00US (thirteen thousand U.S. dollars). Qualifying expenses are limited to the following, without exception. If any of the below qualifying expenses are for services, company-approved vendors must be used.

•	Hotel accommodations

•	Rental car

•	Rental furniture

•	Language lessons

•	Pension and insurance consultations

•	Vaccination costs

•	Electricity adaptors

•	Mail-forwarding expenses

•	International driver’s licenses

•	Airport transportation

•	Airlines fees for excess luggage/weight

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After the completion of one (1) year of your two (2)-year assignment in the United States, you and your qualifying, accompanying family members will be eligible for round-trip, coach-class airfare to your home country as part of your home leave. Hotel accommodations, rental car and per diem will not be included as part of your home leave. Home leave days will be deducted from the balance of your PTO in the United States.

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Commencing upon your relocation to the United States and for the duration of your two (2)-year temporary assignment period, you will receive a housing allowance equivalent to $31,200.00US (thirty-one thousand, two hundred U.S. dollars) per year.

If you voluntarily terminate or otherwise leave your employment for reasons within your own control, or if you are terminated for-cause (as the term is defined in your signed Employment, Non-Disclosure and Non-Competition Agreement with Comverse) within one (1) year from the date of commencement of work in your new work location, you will be required to promptly re-pay the full cost of all relocation services provided to you and as contained within this offer and any and all other additional costs directly associated with your relocation, paid for by Comverse. If you voluntarily terminate or otherwise leave your employment for reasons within your own control, or if you are terminated for-cause (as the term is defined in your signed Employment, Non-Disclosure and Non-Competition Agreement with Comverse) within the second year of your employment from the date of commencement of work in your new work location, you will be required to promptly re-pay one-half (1/2) or fifty percent (50%) of the total cost of all relocation services provided to you and as contained within this offer and any and all other additional

Comverse, Inc.

200 Quannapowitt Parkway * Wakefield, Massachusetts 01880

Telephone: 1+781-224-9000

costs directly associated with your relocation, paid for by Comverse. The applicable amount may be deducted from your final pay to the extent permitted by United States employment laws. If your final pay is not sufficient to cover all of the expenses, you promise and agree to pay Comverse upon demand the remaining balance.

Repatriation to Home Country

Except as otherwise provided within this addendum and offer letter, at the conclusion of your two (2)-year temporary assignment, Comverse will provide and pay for the following services in order to repatriate you back to your home country:

•	One (l)-way, coach-class airfare to your home country for you and your qualifying family members, who accompanied you on your relocation to the United States.

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One (1) twenty feet (20’) shipment container to transport your household items by sea/surface freight from your temporary location in the United States back to your home country (door-to-door, inclusive of packing and insurance of goods). Arrangements for the movement of household goods will be provided by a company-approved shipment vendor.

Receipts-driven reimbursement for repatriation expenses up to $9,000.00US (nine thousand U.S. dollars). Qualifying expenses are limited to the following, without exception. If any of the below qualifying expenses are for services, company-approved vendors must be used.

•	Hotel accommodations

•	Rental car

•	Rental furniture

•	Pension and insurance consultations

•	Vaccination costs

•	Electricity adaptors

The following provisions outline the conditions under which Comverse may or may not provide and pay for the repatriation services described within this addendum:

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If you resign or voluntarily terminate your employment in the United States prior to the completion of your assignment, Comverse will not provide and pay for any of the repatriation services described within this addendum.

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The offer of repatriation services back to your home country as outlined within this addendum is valid only until the end date of your two (2)-year temporary assignment period. If, at any time, you accept an offer of localization in the United States, you agree to forfeit the repatriation services described within this addendum and understand the Company will not provide the repatriation services to you.

•	If you transfer to another position within Comverse or one of its subsidiaries at any time prior to the end of your two (2)-year temporary assignment period, then the department of Comverse or

Comverse, Inc.

200 Quannapowitt Parkway * Wakefield, Massachusetts 01880

Telephone: 1+781-224-9000

its subsidiary into which you are transferring will be responsible for paying the repatriation services described within this addendum.

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If, during the course of your two (2)-year temporary assignment period, your employment and assignment in the United States are involuntarily and prematurely terminated by Comverse without cause or in the event of a layoff or other termination based solely on economic conditions, Comverse will provide and pay for the repatriation services described within this addendum. In addition to the repatriation services contained within this addendum, Comverse will also pay for costs and penalties related to breaking of prepaid United States school tuition for your accompanying child, one (1) residential lease agreement and one (1) car lease agreement. Costs for tuition, residential and car lease breaking to be paid for by Comverse are limited to monthly payments due only until the end date of your two (2)- year temporary assignment period. All other costs for tuition breaking and lease breaking charged by the lessors of your residence and car, including, but not limited to property/car repairs and maintenance, car mileage and any and all other costs which would have otherwise been subject to payment by you irrespective of the your early termination from Comverse, will not be paid for by Comverse,

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If your employment and temporary assignment in the United States are involuntarily terminated by Comverse for-cause (as the term is defined in your signed Employment, Non-Disclosure and Non-Competition Agreement), Comverse will not provide or pay for the repatriation services outlined in this addendum.

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The offer of repatriation benefits outlined above is contingent upon your successful completion of your two (2)-year assignment. All services to repatriate you and your qualifying family members back to your home country must be engaged within three (3) months of your termination date of employment in the United States. Comverse will only pay for repatriation services listed within this addendum, which expenses are incurred within six (6) months of your termination date in the United States.

Comverse, Inc.

200 Quannapowitt Parkway * Wakefield, Massachusetts 01880

Telephone: 1+781-224-9000